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Exhibit 10.6

THIRD AMENDMENT TO THE
WADDELL & REED FINANCIAL, INC.
1998 STOCK INCENTIVE PLAN

        Waddell & Reed Financial, Inc., a Delaware corporation (the "Company"), previously established the Waddell & Reed Financial, Inc. 1998 Stock Incentive Plan (the "Plan"). Pursuant to Section 11 of the Plan, the Board of Directors of the Company reserves the right to amend the Plan. Pursuant to the powers reserved in the Plan, the Plan is amended effective January 1, 2004.

        1.     Section 2 of the Plan is hereby restated in its entirety to read as follows:

    SECTION 2.    Administration.

            The Plan shall be administered by the Committee which shall, at all times, comply with any applicable requirements of Rule 16b-3 of the Exchange Act. All members of the Committee shall also be "outside directors" within the meaning of Section 162(m) of the Code.

            The Committee shall have the power and authority to grant to eligible employees, pursuant to the terms of the Plan: (i) Stock Options; (ii) Stock Appreciation Rights; (iii) Restricted Stock, or (iv) Deferred Stock.

            In particular, the Committee shall have the authority:

              (i)    to select the consultants, officers and other key employees of the Company, its Subsidiaries, and its Affiliates to whom Stock Options, Stock Appreciation Rights, Restricted Stock or Deferred Stock awards or a combination of the foregoing from time to time will be granted hereunder;

              (ii)   to determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock or Deferred Stock, or a combination of the foregoing, are to be granted hereunder;

              (iii)  to determine the number of shares of Stock to be covered by each such award granted hereunder; and

              (iv)  to determine the terms and conditions not inconsistent with the terms of the Plan, of any award granted hereunder (other than Director Stock Options), including, but not limited to, any restriction on any Stock Option or other award and/or the shares of Stock relating thereto based on performance and/or such other factors as the Committee may determine, in its sole discretion, and any vesting acceleration features based on performance and/or such other factors as the Committee may determine, in its full discretion.

            Except to the extent the Committee provides otherwise, Stock and other amounts payable with respect to an award under the Plan may be deferred either automatically or at the election of a participant, pursuant to and to the extent provided under a separate deferred compensation plan adopted by the Committee, which plan may provide for and determine the amount (if any) of deemed earnings on any deferred amount during any deferral period.

            The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines or practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.

            All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

        2.     Except as hereby amended, the Plan shall remain in full force and effect.

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  Exhibit 10.6
THIRD AMENDMENT TO THE WADDELL & REED FINANCIAL, INC. 1998 STOCK INCENTIVE PLAN